                                             POWER OF ATTORNEY

I hereby confirm that I have authorized and designated each of Ernesto Bautista
III, R. Sean Elliott and
Christopher Powell to execute and file on my behalf all SEC Section 16 forms
(including any amendments
thereto) that I may be required to file with the United States Securities and
Exchange Commission as a
result of my position with, or my ownership of or transactions in securities of,
CARBO Ceramics Inc.
(the "Company"). The authority of such individual under this Statement shall continue for as long as I
am required to file such forms, unless earlier terminated by my delivery of a written revocation of this
authorization to the Company. I hereby acknowledge that such individual is not assuming, nor is the Company
assuming, any of my responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

       /s/Ernesto Bautista, III

Dated: 10/21/13